Section II



Testing Compliance with Internal Control Procedures Relating to

The Lincoln Advisors Funds, Inc. Daily Allocation Worksheet

("Worksheet") for the Year Ended October 31, 1995





        We reviewed the methodology and procedures for calculating the daily net asset value and, if applicable, the dividends/distributions of the multiple classes of shares and the allocation of income and accrual of expenses for those classes of shares.



Audit Procedures



        The following are the detailed procedures which we performed with respect to the Worksheet. We selected a representative sample of Worksheets during the year ended October 31, 1995, to test compliance with the control procedures as described in
Section I. Our performance of the following detailed steps did not result in any exceptions.



        Agreed "Prior Day's Total Net Assets" for fund total and each class of shares, to the previous day's Worksheet.



        Agreed "Prior Day's Ending Capital Shares Outstanding" to previous day's Worksheet and confirmed by the transfer agent.



        Agreed "Prior Day's NAV" to the previous day's Worksheet and to the rounded NAV included on the capital report as reported by the transfer agent for each class of shares.



        Agreed "Current Day's Capital Stock Activity" in dollars and in shares for each class of shares to the information as reported by the transfer agent.



        Recalculated "Ending Capital Shares Outstanding" for each class of shares, by adding "Prior Day's Ending Capital Shares
Outstanding" and "Current Day's Capital Stock Activity in shares".



        Agreed "Ending Capital Shares Outstanding" to the information as reported by the transfer agent for each class of shares.



        For daily dividend funds, agreed "Eligible Dividend Shares Outstanding" to the information as reported by the transfer agent for each class of shares.



        Recalculated "Adjusted Total Net Assets" by adding "Prior Day's Total Net Assets" and "Current Day's Capital Stock Activity" for fund total and each class of shares.





        Recalculated for each class of shares "% of Net Assets by Class" by dividing "Adjusted Total Net Assets-Class" by
"Adjusted Total Net Assets-Fund Total".



        For daily dividend funds, recalculated "Dividend Eligible Net Assets" by multiplying "Prior Day's NAV (to 2 decimal places)" by Eligible Dividend Shares Outstanding".



        For daily dividend funds, recalculated "% of Allocation by Class" by dividing the "Dividend Eligible Net Assets-Class" by
"Dividend Eligible Net Assets-Fund Total".



        Agreed "Total Daily Investment Income - Fund Total" to the primary accounting system.



        Recalculated the allocation for each class of shares of "Fund Total Daily Investment Income" by multiplying the "Total Daily
Investment Income - Fund Total" by each class' "% of Allocation by Class" for daily dividend funds; by each class' "% of Net
Assets by Class" for nondaily dividend funds.



        Agreed, for each class of shares, the annual accrual rate for "Service Fee", "12b-1 Fees", "Class Specific Daily Accrual" and
"Non-Class Specific Expenses" to the respective prospectus and "Expense Ratio Report" approved by the Treasury Department.



        Recalculated for each class of shares "Service Fee", "12b-1 Fees", and "Class Specific Daily Accrual" by multiplying
"Adjusted Total Net Assets-Class" by each class' annual accrual rate divided by 365 days and multiplied by the number of days in the accrual period.



        Recalculated "Non-Class Specific Expenses - Fund Total" by multiplying "Adjusted Total Net Assets - Fund Total" by the annual accrual rate divided by 365 days and multiplied by the number of days in the accrual period.



        Recalculated for each class of shares "Non-Class Specific
Expenses" by multiplying the "Non-Class Specific Expenses - Fund
Total" by "% of Allocation by Class" for daily dividend funds;
by "% of Net Assets by Class" for non-daily funds.



        Recalculated "Total of Daily Expenses", fund total and for each class of shares, by totaling "Service Fee", 12b-1 Fees", "Class
Specific Daily Accrual" and "Non-Class Specific Expenses".



        Agreed "Total of Daily Expenses - Fund Total" to the primary accounting system.



        Recalculated "Total Daily Net Income" for each class by subtracting "Total of Daily Expenses" from "Total Daily
Investment Income".







        Recalculated "Dividend Rate per Share" for each class by dividing "Total Daily Net Income" by "Eligible Dividend Shares Outstanding" for income distributing funds. For fixed dividend funds and nondaily dividend funds, agreed "Dividend Rate per Share" to authorization sheet from Treasury Department.



        Recalculated the "Income Distributions-Class" by multiplying the "Eligible Dividend Shares Outstanding-Class" by the
"Dividend Rate per Share".



        Recalculated the "Capital Gain Distributions-Class" by multiplying the capital gain distribution rate per share, authorized by The Boston Company Advisors, Inc. Treasury Department, by "Ending Capital Shares Outstanding" for nondaily dividend funds; by "Eligible Dividend Shares Outstanding" for daily dividend funds.



        Agreed "Income Distributions - Fund Total" and "Capital Gain Distributions-Fund Total" to the primary accounting system.



        Recalculated "Test Price Total Net Assets ("TNA")", fund total and for each class, by adding "Adjusted Total Net Assets" and "Total Daily Net Income Earned" and subtracting "Income
Distributions" and "Capital Gain Distributions".



        Agreed fund total "Change Due to Market Value" and
"Futures/Other" to the primary accounting system.



        Recalculated for each class of shares, the allocation of "Change Due to Market Value" and "Futures/Other" by multiplying fund total by "% of Net Assets by Class".

        Recalculated "Total Net Assets", fund total and for each class of shares, by summing "Test Price TNA", "Change Due to Market
Value" and "Futures/Other".



        Recalculated "NAV per Share", fund total and for each class of shares, by dividing "Total Net Assets" by "Capital Shares
Outstanding".



        Recalculated the "POP" (Public Offering Price) for each class of shares by applying the respective "Load" percentage as stated in the Fund's prospectus.



        Agreed Fund Total Net Assets to the primary accounting system.